Certain portions of this exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

THIS CONSULTINGCONSULTING AGREEMENT dated for reference the 27th day of April, 2022

AMONG:

BIOHARVEST SCIENCES INC., a corporation duly formed

under the laws of British Columbia with its registered office at

Suite 704, 595 Howe Street, Vancouver, BC V6C 2T5

OF THE FIRST PART

(the “Company”)

AND:

BRIAN CORNBLATT, a person with an address at

[ADDRESS REDACTED]

OF THE SECOND PART

(the “Consultant”)

WHEREAS:

A. The Company wishes to engage the Consultant, and the Consultant has agreed to be engaged, as the Chief Medical Officer of the Company; and

B. The parties have agreed that this Agreement will govern the terms of the Consultant’s engagement with the Company.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1 The following terms used in this Agreement and the Schedules thereto shall have the meaning specified below unless the context clearly indicates the contrary. Words importing the singular, where the context requires, include the plural and vice versa and words importing any gender include all genders:

(a) “Affiliate” has the meaning set forth in the Business Corporations Act (British Columbia).

(b) “Agreement” means this Consulting Agreement and the Schedules thereto.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Business” means the business of the Company and its Affiliates including, without limiting the generality of the foregoing, [Nutraceutical Market for Humans and Animals, Cannabis and Hemp Based CBD Market for Humans and Animals and such other business as the Company and its affiliates may conduct during the term of this Agreement including other plant cell derived businesses

(e)“Cause” shall mean any of the following: (1) the Consultant’s conviction of a criminal or regulatory offence, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed; (2) the Consultant’s commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records; (3) improper willful disclosure by the Consultant of the Company’s confidential or proprietary information, including, without limitation, the Intellectual Property; (4) the Consultant’s failure to perform any reasonable assigned duties after written notice from the Company which breach is not cured within ten (10) days following written notice of such breach; (5) unlawful appropriation of a Company corporate opportunity; or (6) violation of any applicable corporate or securities laws of which would make the Consultant ineligible to serve as an officer of the Company.

(f)“Commencement Date” means May 23, 2022.

(g)“Confidential Information” means the trade secrets or confidential information concerning the Company, its Affiliates, the Business, the Technology or any third party which the Company is under an obligation to keep confidential, including, but not limited to, Intellectual Property. Confidential information does not include information which: (i) was or becomes generally available to the public other than as a result of disclosure by the Consultant; (ii) was or becomes available to the Consultant on a nonconfidential basis from a source other than the Company, provided that such source is not, to the Consultant’s knowledge (and being aware of no reasonable basis for determining otherwise), bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Consultant by a contractual, legal or fiduciary obligation; or (iii) was within the Consultant’s knowledge or possession prior to its being furnished to the Consultant by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Consultant by a contractual, legal or fiduciary obligation; or (iv) which is required to be disclosed by the Consultant by any governmental authority or by law, legal process or in legal proceedings.

(h)“Documents” includes software (including source code and object code versions), manuals, diagrams, graphs, charts, projections, specifications, estimates, records, concepts, documents, accounts, plans, formulae, methods, techniques, processes, supplier lists, price lists, client lists, market research information, correspondence, letters and papers of every description, including all copies of and extracts from any of the same.

(j)“Intellectual Property” means all intellectual and industrial property or rights owned or licensed by the Company and its Affiliates or which are in any way related to or connected with the Business or Technology, (including, without limitation, applications for the grant of or registration of such property or rights) whether granted or subsisting by statute, or arising at common law or in equity, including without limitation: (i) any patents or patent applications, (ii) all copyrights, trademarks, design, confidential information, client lists, trade secrets or other proprietary rights, whether registered or unregistered or rights to or in any of the Inventions or other inventions, innovations, registered designs or rights to or in registrable designs; (iii) Documents, (iv) Records, Products and Notes, and (v) all Technical Documentation and Know-How, whether existing or arising in Canada or any other part of the world and whether created and in existence before or after the date of execution of this Agreement.

(k) “Know-How” means the body of technical knowledge, experience and skills and all information, ideas, concepts and instructions, in whatever form, relating to or used in connection with the Business and includes both the whole body of such knowledge, experience, skills and information and also any one or more parts of the same.

(l) “Management Fee” shall mean the management fee payable to the Consultant at the rate of 30,000 United States Dollars per month, as updated according to this Agreement.

(m)“Permitted Boards” means the advisory boards of lntellxxDNA, International Nutrition Associates and Vitamin & Me.

(n)“Probation Period” means the period from the Commencement Date to the date that is 3 months following the Commencement Date.

(o)“Technical Documentation” means all reports documentation, research and development records and reports and other documentation in which the Know-How, Intellectual Property, confidential information or Technology is recorded and all other technical documentation associated with the Know-How, Intellectual Property and Technology including reports, letters, formulae, processes, materials, computer data bases, photographs and the like relating in any manner whatever to the Business in the Company’s possession or control on the date of this Agreement and created before or after the date of this Agreement.

(p)“Technology” means all technology, information, research and development processes, empirical and testing data (and all improvements to such material) Know-How, trade secrets, data and all improvements thereto whether written or oral including all Technical Documentation, in relation to the Business.

2.CONSULTING SERVICES

2.1Term. The Consultant’s services shall become effective and begin as of the Commencement Date, and shall continue for an unlimited period of time, subject to Section 7 hereof. The Consultant will serve the Company subject to the general supervision, advice and direction of the Company’s Chief Executive Officer and upon the terms and conditions set forth in this Agreement.

3.CONSULTANT’S OBLIGATIONS

3.1Position. The Company hereby agrees to engage the Consultant and the Consultant to serve in the role of the Company’s Chief Medical Officer (the “Services”), such Services to be provided in the United States or such other location as the Company and the Consultant may agree ( ie Israel, EU, Japan and China) , and the Consultant hereby accepts such appointment with the Company on the terms and conditions set forth herein. In providing the Services, the Consultant shall perform all activities and services as the Company’s Chief Medical Officer, which shall include duties and responsibilities as the Company’s Chief Executive Officer may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Medical Officer of the Company.

3.2Duties. In addition to the duties set ouf in Section 3.1 hereof, during the term of this Agreement the Consultant, will provide the following Services to the Company

A.Clinical Trials

1.Responsible for all end-to-end management and implementation of Company clinical trials.

2.Provide the required thought leadership to assist the Company in defining key indications/benefits to pursue for each of its products and prioritizing the pipeline of clinical trials based on business needs and available resources

3.Work in partnership with VP of Regulatory Affairs to ensure all regulatory requirements are being met at all times

B.Business Development

1.Develop strategic relationships with key counterparts across pharmaceutical company landscape so as to identify opportunities for BHSC to engage in strategic partnerships across Botanical Drug API ingredients or other nutraceutical driven opportunities to derive full spectrum compounds from plants for specific application in drugs

2.Partner with CEO in end-to-end deal process when driving strategic partnerships/investments with key pharmaceutical or life science companies

3.Partner with CEO and VP of Global E-Commerce and Commercial Operations to identify multiple opportunities for BHSC to drive sales of its products to new channels and customers in the Nutraceutical and cannabis/hemp based CBD Markets and assist in the customer conversion process

4.Partner with the Marketing organization to develop a focused marketing plan to target Functional and Integrative Medicine Professionals

5.Work with CTO office in the development of IP and Patents

C.Investor Relations

1.Responsible for communicating and presenting the Company medical and scientific achievements to critical external stakeholders including retail investors, institutional investors, journalists, influencers etc

D.ESG

1.Ensure that all activities taken under supervision of the CMO are compliant with all Company’s ESG requirements and Commitments.

3.3Report. The Consultant will be responsible to and report to the Company’s Chief Executive Officer.

4.COMPENSATION BONUS AND BENEFITS

4.1Management Fee. During the Term, the Company shall pay the Consultant the Management Fee monthly on the first day of each month. The payment of the Management Fee for the period of the Commencement Date to the date that is the final day of the month of the Commencement shall be made within no later than 7 days after the date of this Agreement. The Board shall on an annual basis consider an increase to the Management Fee on the basis of the performance of the Consultant in providing the Services and the continued competitiveness of the Management Fee.

4.2Options: The Company shall grant the Consultant non-transferrable options (“Options”) to purchase up to 1,000,000 common shares of the Company (“Common Shares”), subject to regulatory approval, each Option exercisable to acquire one Common Share at the Exercise Price (as defined herein) for a period of 10 years. The exercise price of the Options shall be the minimum price permitted by the Canadian Securities Exchange on the date of the news release announcing the grant of the Options. The Options will vest as follows: (i) [166,667] Options on the date that is 6 months following the grant of the Options, and (ii) [27,778] Options each month thereafter until the date that is three years following the grant of the Options (the “Third Year Anniversary”). If the Agreement is terminated for any reason prior to the Third Year Anniversary, any unvested Options will immediately terminate. The Options will be subject to the terms of the stock option agreement to be entered into between the Company and the Consultant and the Company’s stock option plan. The Company may grant additional Options to the Consultant on the basis of the performance of the Consultant in providing the Services and the number of unexercised Options held by the Consultant.

4.3Vacations. During the Term, the Consultant shall be entitled to the paid vacation of 20 days per year (“Vacation Days”) and shall be accrued each year starting on the commencement date in addition to federal public holidays in the United States and specific Jewish holidays where no Jewish person is permitted to work. Vacation shall be taken at a mutually convenient time but subject always to the operational needs of the Company, and failing agreement, at a time specified by the Company’s Chief Executive Officer. Unused Vacation Days expire at the end of each year (“Expired Vacation Days”), and the Consultant is not entitled to any additional compensation in respect of any Expired Vacation Days.

4.4Expenses. The Consultant shall be reimbursed for all pre-approved expenses in connection with the provision of the Services, such pre-approval to be provided by the Company’s Chief Executive Officer (the “Expenses”). The Company shall reimburse the Consultant for Expenses within 10 days of receipt by the Company of an expense report and the necessary supporting documentation in respect of such Expenses.

4.5Bonus. The Consultant shall be entitled to the bonus as set out in Schedule “A” attached hereto (the “Bonus”).

4.6Medical Insurance. The Consultant represents and warrants that he has provided the Company with a copy of the medical insurance policy (the “Policy”), pursuant to which the Consultant is insured as at the date hereof. During the term of the Agreement, if and to the extent that the Consultant is no longer insured under the Policy (the “Lost Coverage”), the Company will provide the Consultant with insurance equivalent to that of the Lost Coverage.

4.7Indemnification. Subject to the provisions of the Business Corporations Act (British Columbia) and

the Company’s Articles, the Company will defend, indemnify and save harmless the Consultant from and against all actions, proceedings, demands, claims, liabilities, losses, damages, judgments, costs and expenses, including, without limiting the generality of the foregoing, legal fees and disbursements on a solicitor and own client basis (together with all applicable taxes) which the Consultant may be liable to pay or may incur by reason of acting honestly and in good faith in connection with the performance of the Services.

4.8Tax. For the term of this Agreement, the Consultant will be, and will provide the Services as, an independent contractor of the Company, and the Consultant will not be deemed to be an employee of the Company. The Consultant will be solely responsible for all taxes or deductions, in connection with the provision of the Services, required to be remitted in the Consultant’s country of domicile.

5.NO INDUCEMENTS OR REWARDS

No Inducements or Rewards. The Consultant will not accept any payment or other benefit in money or in kind from any person as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company (“Inducements and Rewards”), and the Consultant represents and warrants to Company that it has not accepted any Inducements and Rewards as at the date hereof.

7.TERMINATION

7.1Termination for Cause. The Company may terminate this Agreement at any time for Cause. In the event of Termination for Cause, the Company shall, not later than the next regularly scheduled payment date, pay to the Consultant the portion of the Management Fee earned through the date of such termination (the “Earned Fee”) and reimburse Consultant for any Expenses incurred in connection with the performance of the services through the date of such termination and the Company will have no further liability or obligation to the Consultant.

7.2Termination without Cause. The Company may terminate this Agreement without Cause. If the termination occurs during the Probation Period, the Company shall not be required to make any termination payment other than the Earned Fee. If the termination occurs after the end of the Probation Period, the Company will pay to the Consultant within 10 days after such termination a termination payment equal to three months of Management Fee and reimburse Consultant for any Expenses incurred in connection with the performance of the services through the date of such termination.

7.3Consultant Termination. The Consultant may terminate appointment hereunder at any time upon giving [ninety (90)] days’ notice in writing to the Company.

7.4Delivery up of all Property. On termination of the appointment, however occurring, the Consultant will immediately deliver up to the Company all property, including, without limitation, property that is confidential or constitutes trade secrets, belonging directly or indirectly to the Company which is in the Consultant’s possession or under the Consultant’s control, including, without limitation, the Intellectual Property, the Records (as defined herein), the Products (as defined herein), the Notes (as defined herein), the Company’s documents, drawings, models, microfilm, audio or video tapes, cassettes o_r disks or any other medium of storing or recording information, copies thereof, motor vehIcle(s), telephone(s), credit cards and keys (collectively, the “Retained Materials”), and, in accordance with the Company’s instructions, permanently and securely dispose or instruct the permanent and secure disposal of any copies of the Retained Materials, as applicable.

7.5Survival of Rights and Obligations. On termination of this Agreement for any reason, all rights and obligations of each party that are expressly stated to survive termination or continue after termination will survive termination and continue in full force and effect as contemplated in this Agreement.

8.INFORMATION ACQUIRED DURING TERM

8.1Intellectual Property. The Consultant acknowledges that the creation of Intellectual Property is part of his position and duties in providing the Services and that any Intellectual Property so created, developed or modified by the Consultant during the term of this Agreement or in connection with the provision of the Services vests in and belongs to the Company pursuant to the terms of this Agreement. Upon request by the Company the Consultant agrees to take whatever action is required to confirm the Company’s ownership of any Intellectual Property created, developed or modified by the Consultant in the course of providing the Services. The Consultant is under an obligation to disclose to the Company all Intellectual Property including tangible results of the research that the Consultant develops that are conceived, reduced to practice, invented or otherwise created, either solely or jointly with others during the term of this Agreement or in connection with the provision of the Services. The Consultant agrees to execute all documents necessary to assist the Company, both during and after the term of this Agreement, to obtain and enforce any patent or such other intellectual property application and any issued patent or such other intellectual property rights covering the Intellectual Property created, developed or modified by the Consultant. The Consultant will maintain all records of research and development work performed during appointment term and to document and date such records in an accessible or machine-readable format (the “Records”), such as, but not limited to, laboratory note books, that can be easily evaluated by the Company. Any invention or improvement conceived or developed by the Consultant in connection with the provision of the Services or during the term of this Agreement which pertains to the Business, or related fields, shall be and remain the property of the Company even after the term of this Agreement. The Consultant will have no rights in relation to the Intellectual Property or the Records during and after the term of this Agreement.

8.2Property of Company. In addition to Section 8.1 hereof, all products created in the course of or in connection with the provision of the Services or provided to the Consultant in connection with the provision of the Services (the “Products”) belong to the Company. The Products include any copyright in any written material or in any other material in which copyright may exist, such as computer programs, written procedures or analysis formats. Whether or not copyright exists, the physical ownership of all lists, files, correspondence, contracts and other material created by the Consultant for the purpose of or as part of the Services will vest in and remain vested with the Company after the term of this Agreement and will not be used by the Consultant other than for the provision of the Services during the Term of this Agreement. The Consultant will have no rights in relation to the Products during and after the term of this Agreement.

8.3Confidential Information. The Consultant will:

(a)keep any Confidential Information secret and confidential, except if and only to the extent that the Consultant is required by applicable law to disclose it;

(b)take all reasonable and necessary precautions to maintain the secrecy and prevent the disclosure of any Confidential Information; and

(c)not use or attempt to use any Confidential Information in any manner which is designed to injure or cause loss to the Company, its Affiliates or the Business; and

(d)not disclose any Confidential Information to any third party without first obtaining the written consent of the Company except in the ordinary and proper course of the provision of the Services.

8.4Survival of Information Obligations. The Consultant’s obligations under this Section 8 will survive the termination of this Agreement.

8.5No Limitation. Nothing in this Section 8 will limit any other duty of confidentiality of the Consultant at law or in equity.

9.NON-COMPETITION

9.1During the term of this Agreement. The Consultant agrees that he will not, without the prior written consent of the Company, during the term of this Agreement either directly or indirectly in any capacity (including without limitation as principal, agent, partner, Consultant, shareholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant or adviser):

(a)serve on or participate in the advisory boards of other entities, excluding the Permitted

Boards;

(b)engage in any employment or provide any consulting services outside the Company, whether on a remunerated basis or not;

(c)carry on, advise, provide services to or be engaged, concerned or interested in or associated with any business or activity which is competitive with the Business; or

(d)be engaged or interested in any public or private work or duties which in the reasonable opinion of the Company may hinder or otherwise interfere with the performance of the Consultant of the Services; or

(e)counsel, procure or otherwise assist any person to do any of the acts referred to in Paragraphs 9.1 (a) to (d) hereof.

9.2After the term of this Agreement. The Consultant agrees that he will not without the prior written consent of the Company, provide any type of services for competitors of specific products that BioHarvest Sciences is actively selling or is within their 3 year pipeline or can be considered direct competitors to their plant cell growth technology

(a)for the period of 36 months following the termination of this Agreement;

(i)directly or indirectly in any capacity (whether as principal, agent, partner, Consultant, shareholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant or adviser) carry on, advise, provide services to or be engaged, concerned, interested in or associated with any business or activity which is in direct competition or could be reasonably regarded as a market competitor with the Business;

(ii)canvass, solicit or endeavour to canvass or solicit orders, custom or business from any person or firm who was at any time a client or customer of or supplier to the Company or its Affiliates with whom the Consultant had dealt with directly or indirectly during the term of the Agreement;

(iii)solicit, interfere with or endeavour to entice away from the Company any person who was at any time a director, consultant or agent of the Company or its Affiliates;

(iv)interfere with the relationship between the Company or its Affiliates and their respective clients, consultants, agents or suppliers; or

(v)counsel, procure or otherwise assist any person to do any of the acts referred to in Paragraphs 9.3(a)(i) to (iv) hereof.

9.3Acknowledgement. The Consultant acknowledges and agrees that each of the restraints imposed under this Section 9 are fair and reasonable and are no greater than is reasonably necessary to protect the Company, its Affiliates and the Business.

9.4Consent. For the purposes of this clause, where the prior written consent of the Company is required such consent will not be given without the approval of the Company’s Chief Executive Officer, which consent will not be unreasonable withheld.

10.RELIEF

10.1Remedy for Breach. The Consultant hereby expressly acknowledges that any breach or threatened breach by the Consultant of any of the terms set forth in Sections 8 and 9 hereof may result in significant and continuing injury to the Company, its Affiliates or the Business, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law or equity, including but not limited to injunctive relief or other equitable remedies.

11.CONSULTANT ACKNOWLEDGEMENTS AND COVENANTS

11.1Reasonable Covenants and Relationship with the Company. The Consultant agrees:

(a)that it is reasonable to enter into the covenants contained in this Agreement, and if the Agreement is terminated, that he continues to be subject to Sections 8 and 9 hereof;

(b)that he has entered into a fiduciary relationship with the Company including, without limitation, in respect of the Confidential Information; and

(c)to observe his fiduciary obligations including, without limitation, not to disclose or use the Confidential Information except as permitted by this Agreement or with the prior written consent of the Company or as required by law to do so.

11.2Use of Confidential Information. Without prejudice to his other obligations hereunder, the Consultant agrees that if, without having the written approval of the Company to do so, he applies any of the Confidential Information for his benefit or the benefit of another, whether such benefit be direct or indirect, the Consultant will account to and hold in trust for the Company all proceeds derived by the Consultant from such application of the Confidential Information. Nothing in this Agreement will impose an obligation on the Consultant with respect to maintaining confidence regarding any portion of the Confidential Information which is generally known or available by publication, commercial use or otherwise, except if the Confidential Information come to be generally known or available as a result of a breach of confidence by the Consultant.

11.3Notes or Memoranda. The Consultant will not during the course of the Services hereunder make, otherwise than for the benefit of the Company and accordance with the provision of the Services, any notes or memoranda relating to any matter within the scope of the Business or concerning any dealings or affairs of any member of the Company or its Affiliates or the Confidential Information (collectively, the “Notes”) nor will the Consultant either during the term of this Agreement or afterwards use or permit to be used any of the Notes.

12.ELECTRONIC MAIL

12.1Agreement to Abide by Email Policy. The Consultant agrees to abide by the terms of the Company’s policy concerning the use and access to the Company’s internal and external electronic mail facilities (as amended from time to time). The Consultant agrees not to use the Company’s internal and external electronic mail facilities, including the internet, in an unauthorized or inappropriate manner.

13.PARTIES BENEFITED; ASSIGNMENTS

13.1Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

14.NOTICES

14.1Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Board and the Company at its then principal office, or to the Consultant at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 14. Notices shall be deemed given when delivered.

18.REPRESENTATIONS AND WARRANTIES

18.1Representations and Warranties of Consultant. The Consultant represents and warrants to the

Company that:

(a)the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder;

(b)the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement;

(c)the Consultant is not serving on, or participating in, the advisory board of any other entity, other than the Permitted Boards;

19.MISCELLANEOUS

19.1Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each party hereto irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

19.2Entire Agreement. This Agreement and the schedules attached thereto contain the entire agreement of the parties relating to the subject matter hereof.

19.3Amendments. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

19.4Waiver. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

19.5Applicable Law. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

19.6Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

19.7Severability: Each provision of this Agreement constitutes a separate covenant. If any provision of this Agreement is held by a court to be unenforceable or invalid, such unenforceability or invalidity

19.8Counterparts. This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. This Agreement and any counterpart thereof may be delivered by executed and delivered by facsimile, e-mail in PDF, or other legally permissible electronic method, each of which will be deemed to be an original.

19.9Independent Counsel. The Consultant acknowledges and agrees that O’Neill Law LLP has acted solely as legal counsel for the Company and that the Consultant has had the opportunity to review and understand the Agreement and has obtained independent legal advice in respect of the meaning of the provisions of this Agreement prior to execution of this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BIOHARVEST SCIENCES INC.

By: llan Sobel, CEO

“Ilan Sobel”

Authorized Signatory

“Brian Cornblatt”

BRIAN CORNBLATT

SCHEDULE “A”

BONUSES

First Year

[BONUS CRITERIA REDACTED]

Second Year

[BONUS CRITERIA REDACTED]

Subsequent Years

The criteria for bonuses for any subsequent years shall be determined by the Company’s Chief Executive Officer by no later than 60 days prior to the start of any such year.

Certain portions of this exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

ADDENDUM TO CONSULTING AGREEMENT DATED APRIL 27, 2022

THIS ADDENDUM (“Addendum”) is being made to the Management Agreement (“Consulting Agreement”) between BioHarvest Sciences Inc. (the “Company” or “BHSC”) a corporation duly formed under the laws of British Columbia with its registered office at Suite 704, 595 Howe Street, Vancouver, BC V6C 2T5 AND Brian Cornblatt (the “Consultant”) an individual having an address at [ADDRESS REDACTED]. Terms defined in the Management Agreement have the same meaning as in this Addendum. The Effective Date of this Addendum shall be January 1, 2024.

WHEREAS, the Patties duly executed the Consulting Agreement, effective April 27, 2022; and

WHEREAS, the Company has increased the Consultant’s monthly base salary effective January 1, 2024;

NOW, THEREFORE, in consideration of the recitals above, the Parties agree that the following modification is made to the Consultant Agreement:

1.The following language in Section (j) of Article 1 “Management Fee” in its entirety which previously read “(j) “Management Fee” shall mean the management fee payable to the Consultant at the rate of 30,000 United States Dollars per month, as updated according to this Agreement.” should now read:

1 (j)“Management Fee” shall mean the management fee payable to the Consultant at the rate of 31,200 United States Dollars per month, as updated according to this Agreement.

2.Unless expressly modified herein, all other terms of the Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Addendum as of January 1, 2024.

“Bar Moreh”	“Brian Cornblatt”
BioHarvest Sciences Inc.	Brian Comblatt
Bai·Moreh, VP of Finance